Exhibit 5.1

Warner Norcross & Judd LLP

Attorneys at Law

900 Fifth Third Center

111 Lyon Street, N.W.

Grand Rapids, Michigan 49503-2487

September 24, 2013

Spartan Stores, Inc.

850 76th Street, S.W.

Grand Rapids, Michigan 49518

Re:	Spartan Stores, Inc. Registration Statement on Form S-4 (File No. 333-190730)

Dear Sir or Madam:

We represent Spartan Stores, Inc., a Michigan corporation (the “Spartan Stores”), with respect to the above-captioned registration statement on Form S-4 (the “Registration Statement”) filed pursuant to the Securities Act of 1933 as amended (the “Act”) in connection with the proposed merger of Nash-Finch Company (“Nash-Finch”) with SS Delaware, Inc., a wholly owned subsidiary of Spartan Stores (the “Merger”) pursuant to the terms of an Agreement and Plan of Merger dated as of July 21, 2013 between Nash-Finch and Spartan Stores (the “Merger Agreement”).

As counsel for the Spartan Stores, we are familiar with its Restated Articles of Incorporation and Bylaws and have reviewed, among other things, the following:

1.	The Merger Agreement;

2.	The Registration Statement relating to this Merger on Form S-4 (as amended and supplemented through the date hereof) under the Securities Act of 1933, including the Proxy Statement and Prospectus contained therein, as filed by Spartan Stores with the Securities and Exchange Commission (the “Registration Statement”);

3.	Representations and certifications as to certain matters of fact in an officer’s certificate provided to us by Spartan Stores;

4.	Certain resolutions of Spartan Stores’ board of directors; and

5.	Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the foregoing, we are of the opinion that, upon (i) the Registration Statement becoming effective under the Act; (ii) receipt of the requisite shareholder vote and satisfaction of the other closing conditions in the Merger Agreement and consummation of transactions contemplated in the

Merger Agreement; and (iii) issuance of the shares in the manner contemplated in the Merger Agreement, any and all shares of Spartan Stores common stock that are the subject of the Registration Statement will be validly issued, fully paid, and nonassessable.

These opinions, which are limited to the matters specifically referenced in this letter and are further limited to the laws of the State of Michigan and the federal laws of the United States of America, are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to us under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By	/s/ Gordon R. Lewis
Gordon R. Lewis A Partner